EXHIBIT 10


                    WAREHOUSING AND DISTRIBUTION AGREEMENT

         This Warehousing and Distribution Agreement (hereinafter the "Agreement"), made and entered into this 5th day of November, 1997, in the City of Sterling Heights, State of Michigan, by and between Sun Valley Foods Company, d/b/a AAA Warehouse & Cold Storage Company, a Michigan Corporation ("AAA"), and Subperior Distribution Systems, Inc., a Michigan corporation (hereinafter referred to as "SDS").

                                   RECITALS

         A. AAA has facilities available for public warehousing services, inventory certification services, and other inventory control services for fresh and frozen foods, fountain and bottled beverages and dry goods intended for human consumption, as well as paper, plastic, small wares and cleaning supplies. AAA operates a warehouse consisting of 150,000 square feet, and a fleet of 20 delivery trucks and three tractor-trailer trucks.

         B. SDS, a wholly owned subsidiary of Tubby's, Inc., in connection with the conducting of Tubby's ordinary business affairs, desires to employ AAA to perform warehousing and distribution services for SDS. As of the date of this Agreement there are 85 Tubby's Sub Shops in Michigan, 3 in Ohio, 1 in Pennsylvania, 2 in Arizona and 1 in Edmonton, British Columbia, Canada (the "Sub Shops"). SDS anticipates substantial growth in the number of Sub Shops during the term of this Agreement on a national basis.


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         C. AAA desires to perform distribution services for SDS to all Sub
Shops located in Michigan and Ohio, and to assist SDS in arranging for distribution to Sub Shops located in other states and Canada.

         D. AAA has the holding capabilities to handle a minimum of 45 days supply of all products used in the operation of Tubby's Sub Shops and has the ability to distribute and deliver all products, including perishable food inventory to Tubby's Sub Shops located in Michigan and Ohio, and to arrange for the distribution and delivery of all products used in the operation of the Sub Shops to Sub Shops in other states and provinces in the United States and Canada, of the inventory warehoused by AAA for SDS.


         NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained and of the payment by SDS to AAA of the sums hereinafter specified, it is agreed as follows:

         1. AAA agrees to furnish and SDS hereby employs AAA to furnish public warehouse, distribution and delivery services of all products, including non-perishable and perishable food products used in the operation of the Sub Shops and employs AAA as SDS's exclusive distributor to franchised and Company owned Sub Shops. This Agreement is contingent on unit participation such that there is an average weekly number of delivered cases of at least 5000 cases at the expiration of the first 6 months after this Agreement is executed. In the event that the average weekly number of delivered cases does not exceed 5000 (computed by averaging the last six weeks deliveries), then either party may terminate this Agreement by notifying the other Party



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within 60 days after the expiration of the first six (6) months, in which case the parties will work together and exercise their best efforts to reasonably unwind this project.

         2. AAA owns, controls or will procure and agrees to furnish to SDS warehouse buildings, rooms and/or premises sufficient in number and capacity for inventory of approximately 400 separate items, for an initial period of six (6) months, and approximately 250 separate items thereafter (including extensions) with sufficient inventory to maintain a 4 to 1 ratio of inventory to weekly sales in amounts sufficient to supply all existing and future Sub Shops. Said inventory shall be so located as to adequately secure the safety of the goods and merchandise to be warehoused and to secure the safety of all persons working in or about the warehouse premises, including providing adequate safety devices and working conditions. AAA agrees to furnish basic office space and equipment, including a phone, desk, chair and office supplies for SDS employees to complete job requirements.

         3. AAA shall be obligated to furnish public warehouse services, inventory certification services or other collateral control services for SDS under the terms and conditions of this Agreement at the rates and fees agreed to herein.

         4. AAA agrees to maintain the warehouse and agrees to issue its warehouse receipts upon goods and merchandise which SDS may store or cause to be stored in said buildings, rooms and/or premises.

         5. SDS agrees to promptly pay at net fourteen (14) days from invoice date for the regular warehouse and delivery services performed by AAA's agents and employees, pursuant to the Schedule of Charges attached as "Exhibit A" to this Agreement.


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         6. AAA agrees to have SDS named as an additional loss payee in all insurance policies carried by AAA in an amount sufficient to fully cover and insure all commodities or inventory stored with, or in the custody or control of AAA pursuant to this Agreement.

         7. AAA shall have a continuing warehouseman's lien on all goods and merchandise of SDS in AAA's warehouse for any amounts owed AAA pursuant to this Agreement.

         8. The attached Schedule of Charges shall remain in effect, and continue until January 1, 1999. The Schedule of Charges shall then be amended to reflect increases (or decreases, if any) in expenses (including but not limited to direct wages, benefits, taxes, insurance, fuel, utilities, and interest) according to the mutual agreement of the parties on the basis of audited and verified expenses.

         9. AAA hereby agrees to reimburse SDS for any loss of, damage to, or shortage of any goods or merchandise that may be stored in said warehouse or with respect to which Warehouse Receipts, Inventory Certificates or other inventory control documents have been issued to the extent such loss exceeds two percent (2%) on an annual basis of the average inventory stored, per annum. For example, if the average value of SDS inventory is $600,000, two percent (2%) would equal $12,000 and AAA would be responsible for all losses during each one year period to the extent those losses exceeded $12,000. Any over deliveries (i.e., inventory delivered to the warehouse which exceeds inventory ordered) shall be SDS's property and AAA's obligations under this Agreement shall apply to such additional inventory.

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         10. AAA agrees to assist and supply SDS with all inventory control services and inventory certificates (which may be required by SDS pursuant to this Agreement), including any extensions thereof, based upon the Schedule of Charges attached hereto as "Exhibit A". SDS agrees to execute all additional agreements required by AAA for such inventory control services requested by SDS to be provided by AAA.

         11. This Agreement shall continue in full force and effect for a period of three (3) years from the date of this Agreement and shall automatically continue for successive periods of three (3) years each unless either party gives to the other, written notice to terminate at least twelve
(12) months prior to the expiration of any such three-year periods. In addition, SDS or AAA may terminate this Agreement at any time provided it gives at least twelve (12) months notice provided, however, that such notice shall not be effective unless all charges and expenses owed by the terminating party have been paid current to terms as of the time the notice is given (the terms pursuant to which the party was required to pay any charges or expenses).

         12. During the term of this Agreement, the Parties shall hold in strictest confidence and not disclose to any person, firm or organization any information, business or customer information, trade secret or any other secret or confidential matter relating to the services, sales or business of either party hereto, except as such disclosure may be required or authorized in connection with the performance of this Agreement. The foregoing obligations shall not apply to any information which is in the public domain at the time of disclosure.

         13. Each of the parties hereto agrees that during the term of this Agreement, and for a period of one (1) year thereafter, it will not either directly or through entities


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controlled by or under common control with it, use or make use of any proprietary information obtained pursuant to this Agreement.

         14. Each of the parties hereto agrees that during the term of this Agreement, and for a period of one (1) year thereafter, neither party may hire employees that have been employed by the other party during the term of the Agreement. The Parties agree that the damages for a breach of the provisions of paragraph 12, 13 or 14 are subject to all direct and foreseeable damages arising out of a breach of this Agreement.

         15. AAA agrees to deliver only products and supplies to franchised or Company Sub Shops which have been approved through Tubby's Product Approval Process.

         16. AAA shall offer skip-a-day ordering and shall provide order control forms. Each store will have set day and time windows for delivery and AAA will use its best efforts to maintain the time windows. AAA will offer a Voice-Mail ordering system and will provide a cut off time of 2:00 pm two days prior to each stores shipment date and will provide that adjustments can be made up until 2:00 pm the day prior to shipment.

         17. AAA shall have a goal of zero out-of-stocks and no substitutions, shall never exceed 2% out-of-stocks and shall provide delivery up to twice per week to all Tubby's Sub Shop locations as long as AAA orders the inventory. When SDS staff begins ordering the inventory, AAA shall never exceed 2% picking error as long as inventories are adequate.

         18. In the event that there is an error in any store's order, AAA shall provide emergency deliveries. If AAA was in error, there shall be no emergency delivery charge. If the store or SDS was in error, emergency deliver charges equal to $25.00


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per hour for week day deliveries and $45.00 per hour for weekend deliveries shall be paid in addition to normal rates. Such emergency deliveries shall only be made to stores located in Michigan. In the event that emergency deliveries are required by stores located outside of Michigan, if AAA was in error, it shall be responsible for all emergency delivery costs; if the store or SDS was in error, SDS shall be responsible for such costs. The parties shall work together to arrange for out-of-state emergency deliveries.

         19. Any and all notices, requests, demands and other communications permitted or required hereunder shall be in writing and shall be deemed given on receipt, if personally delivered or sent by facsimile, or three (3) business days after mailing if mailed, postage prepaid, to the parties as follows, or at such other addresses as they may indicate by written notice given as herein provided:

If to AAA                                         If to SDS, Inc.
---------                                         ---------------
Sun Valley Food Company, D/B/A
AAA Warehouse & Cold Storage Company        SDS, Inc.
P.O. Box 38368                              Tubby's, Inc.
Detroit, MI 48238                           6029 East 14 Mile Road
Telephone: (313)342-5300                    Sterling Heights, MI 48312
Facsimile: (313)342-5309                    Telephone (810)978-8829
                                            Facsimile: (810)977-8083


         20. This Agreement, including "Exhibit A" attached hereto, is and shall be deemed to be the complete and final expression of the agreement between the parties as to the matters herein contained and relative thereto, and supersedes any previous agreements between the parties pertaining to such matters. If any part of this



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Agreement is held to be invalid or unenforceable under the laws of any jurisdiction where this Agreement is to be governed or sought to be enforced, the remaining provisions shall be enforceable to the maximum extent permitted by law provided the remaining provisions effectuate the intent of the parties as manifested herein.


         21. This Agreement may only be amended by written agreement executed by the parties hereto, or their respective successors or assigns. This Agreement and the entire relationship of the parties hereto shall be governed by the laws of Michigan and any litigation between the parties shall be brought only in the Courts of the State of Michigan.

         22. The parties acknowledge to each other that AAA will commence receiving SDS inventories on or about December 31, 1997 and will begin delivering to the participating franchised and Company owned Sub Shops on or about January 15, 1998.

         23. AAA shall collect payment for deliveries on behalf of SDS at the time of such deliveries pursuant to individual account credit terms established by SDS. AAA shall not be required to accept payment in the form of cash. AAA shall not be liable for collections on deliveries or for bad receivables debt.

         24. Tubby's , Inc., a New Jersey corporation, by executing this Agreement agrees to guarantee the obligations of SDS to AAA pursuant to this Agreement.

         In witness whereof, AAA and SDS, and Tubby's, Inc., have caused this Agreement to be executed by a duly authorized officer on the day and year first herein written.


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AAA Warehouse and Cold Storage Company,   Subperior Distribution Systems, Inc.
a Michigan Corporation


By: /s/                                   By:  /s/ Robert M. Paganes
    ------------------------------             ---------------------
Its: President                            Its: President




Tubby's, Inc.,
 a Michigan Corporation


By: /s/ Robert M. Paganes
    ---------------------
        Robert M. Paganes
Its: President